EXHIBIT 99.2

Perma-Fix Announces Financial Results for theThird Quarter of 2010

ATLANTA – November 4, 2010 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the third quarter ended September 30, 2010.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We experienced a decrease in revenue for the third quarter of 2010 due to a difficult DOE budget cycle and the timing of remediation projects. DOE spending on waste treatment at our facilities continued to lag behind spending for on-site services. Nevertheless, our revenue increased 9.4% year-to-date, as our on-site revenue related to the DOE’s Hanford Site increased by $2.1 million for the third quarter and $7.0 million for the nine months ended September 30, 2010 versus the same periods last year.”

“In October 2010 we announced our plans to sell the remaining Industrial Segment facilities and operations which accounted for 8% of our total revenue and 4% of total assets in 2009.  We have entered into letters of intent to sell our Perma-Fix of Ft. Lauderdale, Inc. (PFFL) and Perma-Fix of Orlando, Inc. (PFO) industrial facilities, subject to due diligence by the buyer, negotiations and execution of definitive agreements and other conditions. If completed, the letter of intent pertaining to the PFFL facility states that the buyer will purchase the facility for $6 million, subject to certain adjustments, and will purchase the PFO facility for $2 million, subject to certain adjustments.  This sale would enable us to focus our resources on growing the Nuclear Segment.”

“As we approach 2011, we have a variety of new initiatives under way. Foremost and most near-term is the expansion of our capabilities to handle higher activity waste such as transuranic (TRU) waste. We believe we are uniquely positioned to address this market. We are in the final stages of completing a demonstration at our Perma-Fix Northwest facility to handle this waste stream. In conjunction with our rail spur expansion at this site, we believe that this should enable us to increase this waste stream in 2011.  At the same time, we remain focused on expanding our on-site initiatives and broadening the scope of our services to address different aspects of the nuclear fuel cycle.”

Financial Results

Revenue for the third quarter of 2010 was $25.1 million versus $26.5 million for the same period last year. Overall revenue for the Nuclear Segment decreased to $22.3 million from $23.5 million for the same period last year due to reduced volume and lower average priced waste at our treatment facilities. Revenue generated from the DOE Hanford Site increased approximately $2.1 million for the quarter.  Revenue for the Industrial Segment increased to $2.2 million versus $2.1 million for the same period last year resulting from higher revenue from used oil sales as average price per gallon increased. Revenue from the Engineering Segment decreased to $581,000 from $888,000 for the same period last year primarily due to decrease in billable hours and decrease in average billing rate.

Gross profit for the third quarter of 2010 was $2.9 million versus $7.3 million for the third quarter of 2009 primarily due to lower revenue and revenue mix.  Higher on-site services revenue, which generally carries lower margins, replaced treatment revenue at the facilities. The gross profit for the third quarter 2009 within the Nuclear Segment also included a reduction of approximately $787,000 in disposal/transportation costs resulting from a change in estimate related to accrued costs to dispose of legacy waste that were assumed as part of the acquisition of the Company’s PFNWR facility in June 2007.

Operating loss for the third quarter was $1.5 million versus income of $3.2 million for the third quarter of 2009.  Net loss for the third quarter of 2010 was $1.1 million, or $(0.02) per share, versus net income of $2.6 million or $0.05 per share, for the same period last year.

The Company had an EBITDA loss of $280,000 from continuing operations during the quarter ended September 30, 2010, as compared to EBITDA of approximately $4.4 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months and nine months ended September 30, 2010 and 2009.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2010	2009	2010	2009
Net (Loss) Income	$(1,103)	$2,634	$1,193	$3,877

Adjustments:
Depreciation & Amortization	1,216	1,188	3,564	3,569
Interest Income	(15)	(29)	(51)	(121)
Interest Expense	159	331	586	1,346
Interest Expense - Financing Fees	103	104	309	180
Income Tax (Benefit) Expense	(640)	165	896	265

EBITDA	$(280)	$4,393	$6,497	$9,116

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended September 30, 2010			Quarter Ended September 30, 2009
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$22,283	$581	$2,224	$23,518	$888	$2,128
Gross profit (negative gross profit)	2,631	(36)	271	6,405	226	633
Segment profit (loss)	1,212	(173)	(143)	4,225	74	266

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
(In thousands)	Nuclear	Engineering	Industrial	Nuclear	Engineering	Industrial
Net revenues	$70,356	$1,921	$6,766	$63,364	$2,670	$6,200
Gross profit	14,541	178	524	15,468	703	1,390
Segment profit (loss)	7,868	(183)	(750)	8,698	319	180

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, November 4, 2010.  The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-9210 for U.S. callers, or (201) 689-8049 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight November 11, 2010, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 360080.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: expansion of our capacity to handle higher activity waste; uniquely positioned to address the transuranic waste market; we are in the final stages of completing a demonstration at our Perma-Fix Northwest facility to handle this waste stream; we anticipate  increases of TRU waste streams in 2011; and the sale of our Industrial Segment facilities would enable us to focus our resources on growing the Nuclear Segment. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2009 Form 10-K and From 10-Q for the quarter ended March 31, 2010, June 30, 2010, and September 30, 2010. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2010	2009	2010	2009

Net revenues	$25,088	$26,534	$79,043	$72,234
Cost of goods sold	22,222	19,270	63,800	54,673
Gross profit	2,866	7,264	15,243	17,561

Selling, general and administrative expenses	3,876	3,903	11,439	11,574
Research and development	345	154	734	460
Loss (gain) on disposal of property and equipment	143	(3)	145	(15)
(Loss) income from operations	(1,498)	3,210	2,925	5,542

Other income (expense):
Interest income	15	29	51	121
Interest expense	(159)	(331)	(586)	(1,346)
Interest expense-financing fees	(103)	(104)	(309)	(180)
Other	2	(5)	8	5
(Loss) income from continuing operations before taxes	(1,743)	2,799	2,089	4,142
Income tax (benefit) expense	(640)	165	896	265
(Loss) income from continuing operations	(1,103)	2,634	1,193	3,877

Income (loss) from discontinued operations, net of taxes	37	(12)	(176)	44
Net (loss) income applicable to Common Stockholders	$(1,066)	$2,622	$1,017	$3,921

Net (loss) income per common share – basic
Continuing operations	$(.02)	$.05	$.02	$.07
Discontinued operations	—	—	—	—
Net (loss) income per common share	$(.02)	$.05	$.02	$.07

Net (loss) income per common share – diluted
Continuing operations	$(.02)	$.05	$.02	$.07
Discontinued operations	—	—	—	—
Net (loss) income per common share	$(.02)	$.05	$.02	$.07

Number of common shares used in computing net (loss) income per share:
Basic	55,031	54,281	54,906	54,130
Diluted	55,031	54,954	55,031	54,412

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	September 30, 2010	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2009

ASSETS
Current assets:
Cash & equivalents	$153	$196
Account receivable, net of allowance for doubtful accounts of $392 and $296	10,937	13,141
Unbilled receivables	8,564	9,858
Other current assets	3,733	3,448
Deferred tax assets - current	1,262	1,856
Assets of discontinued operations included in current assets	103	174
Total current assets	24,752	28,673

Net property and equipment	44,084	45,727
Property and equipment of discontinued operations, net of accumulated depreciation of $10 and $13, respectively	637	651
Deferred tax asset, net of liabilities	196	272
Intangibles and other assets	55,634	50,752
Total assets	$125,303	$126,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	23,929	26,190
Current liabilities related to discontinued operations	646	993
Total current liabilities	24,575	27,183

Long-term liabilities	22,753	22,655
Long-term liabilities related to discontinued operations	1,228	1,433
Total liabilities	48,556	51,271
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,069,094 and 54,628,904 shares issued, respectively; 55,030,884 and 54,628,904 outstanding, respectively	55	55
Additional paid-in capital	100,655	99,641
Accumulated deficit	(25,160)	(26,177)
	75,550	73,519
Less Common Stock in treasury at cost: 38,210 and 0 shares, respectively	(88)	—
	75,462	73,519
Total liabilities and stockholders' equity	$125,303	$126,075